Exhibit 99.1

News Release

Weatherford Reports Preliminary Fourth Quarter Results

New quarterly revenue record drives pre-tax earnings

Company to restate prior period financial results for tax adjustments

GENEVA, SWITZERLAND, February 21, 2012 - Weatherford International Ltd. (NYSE and SIX: WFT) today reported preliminary fourth quarter 2011 pre-tax income of $254 million, or $352 million after excluding pre-tax losses of $98 million. The excluded items were composed of a $67 million charge for assets principally in Libya, as well as $31 million for exit, restructuring, investigation and other costs.

Fourth quarter revenues of $3,710 million were the highest in the company’s history. Revenues were 10 percent higher sequentially and 27 percent higher than the same period last year. North America revenue was up five percent sequentially and up 34 percent versus the fourth quarter of 2010. International revenues were up 15 percent sequentially and up 21 percent versus the same quarter of 2010. Artificial Lift, Drilling Services, Integrated Drilling and Stimulation and Chemicals posted strong sequential growth.

Segment operating income of $619 million improved 44 percent year-over-year and $93 million, or 18 percent sequentially. Segment operating income margins improved to 17 percent. The company’s operations delivered 28 percent incremental margins sequentially, with 37 percent incremental margins in North America and 25 percent incremental margins internationally.

Internationally, both Latin America and Middle East/North Africa/Asia posted strong profit improvements of $42 million and $27 million, respectively.

A $28 million increase in corporate expenses, research and development and other, net, primarily attributable to higher professional service fees and foreign exchange losses, partially offset our operating improvements.

Subject to the risks regarding forward-looking statements highlighted by the company in this press release and its public filings, the company expects to report fully diluted earnings per share of approximately $0.30 before excluded items in the first quarter of 2012, with seasonal increases in Canada offset by seasonal declines in Russia, the North Sea, Asia Pacific and areas of the central United States. With regard to the entirety of 2012, the company maintains a positive but measured outlook for its North American business and expects modest profit improvement as compared to 2011. Internationally, the company anticipates continued growth and expanding margins in its Latin America region, underpinned by improvements in Argentina, Colombia, Mexico and Venezuela. Eastern Hemisphere is also expected to improve in 2012, with upticks in Europe and Russia, as well as continued recovery in the Middle East / North Africa / Asia Pacific region with positive contributions from new contracts with better terms and pricing and the completion of existing contracts. For 2012, we currently estimate an effective tax rate of approximately 35 percent, although the actual rate may vary.

North America

Revenues for the quarter were $1,698 million, a 34 percent increase over the same quarter in the prior year and up five percent sequentially.

The current quarter’s operating income was $382 million, up $119 million from the fourth quarter of 2010, and up $29 million, or 8 percent, compared to the prior quarter. Strong growth and expanding margins in the U.S. contributed to the sequential increase as margins improved to almost 23 percent. The Drilling Services, Artificial Lift, Stimulation and Chemicals and Re-entry and Fishing product lines contributed strong results for the quarter and contributed to our margin growth.

Middle East/North Africa/Asia

Fourth quarter revenues of $675 million were one percent lower than the fourth quarter of 2010 but 18 percent higher than the prior quarter. The decline from the same period in the prior year is attributable to the political unrest in parts of the region, including Libya, Algeria, and Egypt and also due to our deconsolidation of three joint ventures. The sequential increase in revenues was attributable to additional activity in Iraq, Saudi Arabia and Oman.

The current quarter’s operating income of $44 million decreased $5 million as compared to the same quarter in the prior year and increased $27 million compared to the third quarter of 2011.

Europe/West Africa/FSU

Fourth quarter revenues of $609 million were 15 percent higher than the fourth quarter of 2010 and three percent higher than the prior quarter. The revenue growth over the same quarter of 2010 came from each of the regions with Russia, Kazakhstan and Nigeria as strong performers.

The current quarter’s operating income of $82 million was up 27 percent compared to the same quarter in the prior year and down $5 million compared to the prior quarter. The current quarter was negatively impacted by seasonality in Russia.

Latin America

Fourth quarter revenues of $728 million were 63 percent higher than the fourth quarter of 2010 and up 23 percent compared to the third quarter of 2011. Mexico, Venezuela and Columbia posted strong sequential performances in revenues and margins.

The current quarter’s operating income of $112 million increased $60 million as compared to the same quarter in the prior year and increased 60 percent or $42 million from the prior quarter. Sequentially, our Integrated Drilling and Stimulation and Chemicals product lines were the strongest performers.

Change in Net Debt

Net debt for the quarter decreased $112 million, with improvements in operating working capital metrics for accounts receivable and inventory both sequentially and compared to the fourth quarter of 2010.

Income Tax Matters

The company is reporting results on a pre-tax basis due to the following factors:

•	Management has concluded that the company has not remediated its previously disclosed material weakness in internal controls over financial reporting for income taxes relating to current taxes payable, certain deferred tax assets and liabilities, reserves for uncertain tax positions, and current and deferred income tax expense.

•

As a result of the continued material weakness over the accounting for income taxes, significant incremental work has been performed by Weatherford employees and external advisors during 2011 and early 2012, which management expects to result in roughly $225 million to $250 million of aggregate net adjustments to previously reported financial results for the years 2010 and prior relating to the correction of errors identified with respect to the company’s accounting for income taxes. Of this total amount, we currently estimate that roughly two-thirds is attributable to fiscal years ending on or prior to December 31, 2008, although management’s analysis is not complete. None of the adjustments is expected to affect the company’s historically reported net debt balances. Based upon additional analysis and other post-closing procedures designed to ensure that the company’s consolidated financial statements will be presented in accordance with generally accepted accounting principles, the company believes the review of the company’s historical tax accounts has been comprehensive and that the process undertaken has been thorough.

•

Until we have concluded work on the above-mentioned adjustments, we will not finalize the company’s tax accounts for the year ended December 31, 2011. However, we currently estimate that our income tax expense for the 2011 fiscal year will be roughly between $490 million and $520 million, including credits and charges.

•

The review of the income tax accounts is ongoing among the company, its advisors and the company’s auditors. Once finalized, we expect to record the adjustments in the proper historical periods in the audited financial statements to be filed with our Annual Report on Form 10-K for the year ended December 31, 2011.

Restatement

As a result of the foregoing adjustments, the Audit Committee of our Board of Directors concluded, on February 20, 2012, that investors should no longer rely upon our previously issued financial statements. The company expects to file the restated financial statements described below due to errors relating to the company’s reporting of the provision for income taxes. The Audit Committee has discussed this matter with the Company’s independent registered public accounting firm.

Until the restatement is completed, the company’s estimates of the expected adjustments for 2010 through 2008 and prior years, and the nine months ended September 30, 2011, as well as its expected financial results for 2011, are subject to change. There can be no assurance that additional issues will not be identified during the course of the audit process and, therefore, these results should be considered preliminary until the company files its Form 10-K for the year ended December 31, 2011. Any changes to the preliminary, unaudited estimated results provided in this release, as well as additional items that may be identified during the completion of the audit process, could be material to the company’s financial condition and results of operations for 2011 through 2008.

Management is continuing to assess the effect of the restatement on the company’s internal control over financial reporting and its disclosure controls and procedures. Management will report its conclusion on internal control over financial reporting and disclosure controls and procedures upon completion of the restatement process.

The company intends to file restated financial statements for fiscal 2010 and 2009 in its Form 10-K for the year ended December 31, 2011 as soon as practicable. The company will also include restated selected financial data for fiscal 2010 and 2009, as well as fiscal 2008 and 2007, in the Form 10-K. In addition, the company intends to include in the Form 10-K restated quarterly financial data for each of the quarters for fiscal 2010 and for the first three quarters of fiscal 2011. Based on the information regarding prior years that the company intends to include in its Form 10-K, the company does not intend to file amendments to its Form 10-K for the year ended December 31, 2010 or to any of its previously filed Form 10-Qs.

Reclassifications and Non-GAAP

Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.

Conference Call

The company will host a conference call with financial analysts to discuss the preliminary 2011 fourth quarter results on February 21, 2012 at 8:00 a.m. (CDT). The company invites investors to listen to a play back of the conference call and to access the call transcript at the company’s website, http://www.weatherford.com in the “investor relations” section.

Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 60,000 people worldwide.

# # #

Contacts:	Andrew P. Becnel	+41.22.816.1502
Chief Financial Officer

	Karen David-Green Vice President – Investor Relations	+1.713.836.7430

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes statements related to future levels of earnings, revenue, expenses, margins, capital expenditures, changes in working capital, cash flows, tax expense, effective tax rates and net income, as well as the prospects for the oilfield service business generally and our business in particular. Forward-looking statements also include any statements about the resolution of our ongoing remediation of our material weakness in internal control over financial reporting for income taxes, our estimates or expectations as to our final restated provision for income taxes for 2011 and prior periods and the timing of our publication of our audited financial results for 2011 and the filing of our Form 10-K for fiscal 2011. It is inherently difficult to make projections or other forward-looking statements in a cyclical industry and given the current macroeconomic uncertainty. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. These include unanticipated accounting issues or audit issues regarding the financial data for the periods to be restated or adjusted; inability of the Company or its independent registered public accounting firm to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent registered public accounting firm from concluding the audit or that require additional efforts, procedures or review; the Company’s inability to design or improve internal controls to address identified issues; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities or circumvention of internal controls; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; impact of changes in management or staff levels, the effect of global political, economic and market conditions on the Company’s projected results; the possibility that the Company may be unable to recognize expected revenues from current and future contracts; the effect of currency fluctuations on the Company’s business; the Company’s ability to manage its workforce to control costs; the cost and availability of raw materials, the Company’s ability to manage its supply chain and business processes; the Company’s ability to commercialize new technology; whether the Company can realize expected benefits from its redomestication of its former Bermuda parent company; the Company’s ability to realize expected benefits from its acquisitions and dispositions; the effect of a downturn in its industry on the Company’s carrying value of its goodwill; the effect of weather conditions on the Company’s operations; the impact of oil and natural gas prices and worldwide economic conditions on drilling activity; the effect of turmoil in the credit markets on the Company’s ability to manage risk with interest rate and foreign exchange swaps; the outcome of pending government investigations, including the Securities and Exchange Commission’s investigation of the circumstances surrounding the Company’s material weakness in its internal control over financial reporting of income taxes; the outcome of ongoing litigation, including shareholder litigation related to the Company’s material weakness in its internal control over financial reporting of income taxes and its restatement of historical financial statements; the future level of crude oil and natural gas prices; demand for our products and services; levels of pricing for our products and services; utilization rates of our equipment; the effectiveness of our supply chain; weather-related disruptions and other operational and non-operational risks that are detailed in our most recent Form 10-K and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International Ltd.

Consolidated Condensed Statements of Income

(Unaudited)

(In Thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Net Revenues:
North America	$1,698,417	$1,263,643	$6,022,735	$4,166,881
Middle East/North Africa/Asia	675,227	684,630	2,440,836	2,450,503
Europe/West Africa/FSU	608,621	528,380	2,300,074	1,984,429
Latin America	727,507	446,162	2,226,777	1,618,984

	3,709,772	2,922,815	12,990,422	10,220,797

Operating Income (Expense):
North America	381,775	262,902	1,261,530	697,201
Middle East/North Africa/Asia	43,749	49,131	103,858	264,951
Europe/West Africa/FSU	81,523	64,398	296,477	241,298
Latin America	112,156	52,253	252,553	159,111
Research and Development	(63,538)	(58,012)	(244,704)	(215,981)
Corporate Expenses	(57,266)	(43,100)	(197,683)	(172,185)
Libya Reserve	(66,867)	—	(66,867)	—
Revaluation of Contingent Consideration	—	15,349	—	12,597
Severance, Exit and Other Adjustments	(25,595)	(48,775)	(73,522)	(207,236)

	405,937	294,146	1,331,642	779,756

Other Income (Expense):
Interest Expense, Net	(112,651)	(115,409)	(453,289)	(405,785)
Bond Tender Premium	—	(43,242)	—	(53,973)
Devaluation of Venezuelan Bolivar	—	—	—	(63,859)
Other, Net	(39,421)	(17,566)	(106,615)	(53,247)

Income Before Income Taxes	253,865	117,929	771,738	202,892

Weighted Average Shares Outstanding:
Basic	758,206	745,925	752,527	743,125
Diluted	762,789	745,925	759,565	743,125

Weatherford International Ltd.

Selected Income Statement Information

(Unaudited)

(In Thousands)

	Three Months Ended
	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Net Revenues:
North America	$1,698,417	$1,619,601	$1,344,245	$1,360,472	$1,263,643
Middle East/North Africa/Asia	675,227	572,707	617,376	575,526	684,630
Europe/West Africa/FSU	608,621	588,572	592,458	510,423	528,380
Latin America	727,507	591,770	497,735	409,765	446,162

	$3,709,772	$3,372,650	$3,051,814	$2,856,186	$2,922,815

Operating Income (Expense):
North America	$381,775	$352,438	$244,243	$283,074	$262,902
Middle East/North Africa/Asia	43,749	17,041	33,114	9,954	49,131
Europe/West Africa/FSU	81,523	86,595	88,700	39,659	64,398
Latin America	112,156	69,993	50,197	20,207	52,253
Research and Development	(63,538)	(58,888)	(62,231)	(60,047)	(58,012)
Corporate Expenses	(57,266)	(41,840)	(42,889)	(55,688)	(43,100)
Libya Reserve	(66,867)	—	—	—	—
Revaluation of Contingent Consideration	—	—	—	—	15,349
Severance, Exit and Other Adjustments	(25,595)	(8,402)	(18,693)	(20,832)	(48,775)

	$405,937	$416,937	$292,441	$216,327	$294,146

	Three Months Ended
	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Product Line Revenues
Artificial Lift Systems	$662,247	$600,822	$535,016	$443,691	$471,276
Drilling Services	628,648	550,722	487,559	474,440	481,687
Stimulation and Chemicals	624,171	584,550	544,953	457,557	396,241
Well Construction	436,788	414,593	382,077	346,052	362,668
Integrated Drilling	391,356	331,446	316,554	319,661	356,871
Completion Systems	306,650	269,235	248,850	206,760	256,676
Drilling Tools	216,969	215,720	182,956	220,538	211,823
Re-entry and Fishing	200,302	171,463	159,851	164,274	165,094
Wireline and Evaluation Services	200,050	195,731	160,246	188,778	159,426
Pipeline and Specialty Services	42,591	38,368	33,752	34,435	61,053

	$3,709,772	$3,372,650	$3,051,814	$2,856,186	$2,922,815

	Three Months Ended
	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Depreciation and Amortization:
North America	$90,565	$90,994	$88,006	$87,793	$83,996
Middle East/North Africa/Asia	82,312	81,741	83,398	82,230	80,790
Europe/West Africa/FSU	59,526	58,782	57,696	56,594	53,408
Latin America	52,060	50,577	48,722	46,388	47,377
Research and Development	2,230	2,391	2,471	1,964	2,398
Corporate	2,733	2,265	2,725	2,936	3,075

	$289,426	$286,750	$283,018	$277,905	$271,044

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford's management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2011, September 30, 2011, and December 31, 2010 and for the twelve months ended December 31, 2011 and December 31, 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Weatherford International Ltd.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011(a)	2011(b)	2010 (c)	2011 (d)	2010 (e)
Operating Income:
GAAP Operating Income	$405,937	$416,937	$294,146	$1,331,642	$779,756
Libya Reserve	66,867	—	—	66,867	—
Severance, Exit and Other Adjustments	25,595	8,402	48,775	73,522	207,236
Revaluation of Contingent Consideration	—	—	(15,349)	—	(12,597)

Non-GAAP Operating Income	$498,399	$425,339	$327,572	$1,472,031	$974,395

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$253,865	$276,227	$117,929	$771,738	$202,892
Libya Reserve	66,867	—	—	66,867	—
Severance, Exit and Other Adjustments	30,865	8,402	48,775	78,792	207,236
Revaluation of Contingent Consideration	—	—	(15,349)	—	(12,597)
Devaluation of Venezuelan Bolivar	—	—	—	—	63,859
Bond Tender Premium	—	—	43,242	—	53,973

Non-GAAP Income (Loss) Before Income Taxes	$351,597	$284,629	$194,597	$917,397	$515,363

Note (a): Non-GAAP adjustments are comprised of (i) a $67 million charge primarily to reserve accounts receivable, inventory and machinery and equipment in Libya (ii) $5 million in legal and professional costs incurred in conjunction with our tax planning and reorganization activities (iii) $5 million of costs incurred in connection with on-going investigations by the U.S. government and (iv) severance, exit and other charges of $16 million.

Note (b): Non-GAAP adjustments are comprised of severance and exit charges of $7 million and costs incurred in connection with on-going investigations by the U.S. government of $1 million.

Note (c): Non-GAAP adjustments are comprised of (i) a $43 million charge for a premium paid on tendering a portion of our senior notes, (ii) a $32 million reserve taken against accounts receivable balances in Venezuela due to the country's economic prognosis and (iii) a $15 million gain for the revaluation of contingent consideration included as part of our acquisition of the Oilfield Services Division (“OFS”) of TNK-BP. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges associated with our restructuring activities.

Note (d): Non-GAAP adjustments are comprised of (i) a $67 million charge primarily to reserve accounts receivable, inventory and machinery and equipment in Libya and to a lesser extent other countries affected by the political turmoil in the Middle East and North Africa (ii) $9 million associated with the termination of a corporate consulting contract (iii) $10 million of costs incurred in connection with on-going investigations by the U.S. government and (iv) other severance, exit and other charges totaling $55 million.

Note (e): Non-GAAP adjustments are comprised of (i) a $38 million charge related to our supplemental executive retirement plan that was frozen on March 31, 2010, (ii) a $64 million charge related to the devaluation of the Venezuelan Bolivar, (iii) a $73 million charge for revisions to our estimates in our project management contracts in Mexico and (iv) a $54 million charge for premiums paid on tendering a portion of our senior notes, (v) a $32 million reserve taken against accounts receivable balances in Venezuela due to the country's economic prognosis, and (vi) a net $13 million gain for the revaluation of contingent consideration. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges associated with our restructuring activities.

Weatherford International Ltd.

Net Debt

(Unaudited)

(In Thousands)

Change in Net Debt for the Three Months Ended December 31, 2011:
Net Debt at September 30, 2011	(7,342,252)
Operating Income	405,937
Depreciation and Amortization	289,426
Severance, Exit and Other Adjustments	92,462
Capital Expenditures	(403,309)
Increase in Working Capital	(167,872)
Income Taxes Paid	(91,000)
Interest Paid	(47,172)
Acquisitions and Divestitures of Assets and Businesses, Net	(60,620)
Foreign Currency Contract Settlements	36,723
Other	57,372

Net Debt at December 31, 2011	$(7,230,305)

Change in Net Debt for the Year Ended December 31, 2011:
Net Debt at December 31, 2010	(6,349,618)
Operating Income	1,331,642
Depreciation and Amortization	1,137,099
Severance, Exit and Other Adjustments	140,389
Capital Expenditures	(1,523,634)
Increase in Working Capital	(994,013)
Income Taxes Paid	(285,730)
Interest Paid	(460,849)
Acquisitions and Divestitures of Assets and Businesses, Net	(126,504)
Foreign Currency Contract Settlements	(46,005)
Other	(53,082)

Net Debt at December 31, 2011	$(7,230,305)

Components of Net Debt	December 31, 2011	September 30, 2011	December 31, 2010
Cash	$375,561	$273,562	$415,772
Short-term Borrowings and Current Portion of Long-Term Debt	(1,319,614)	(1,349,624)	(235,392)
Long-term Debt	(6,286,252)	(6,266,190)	(6,529,998)

Net Debt	$(7,230,305)	$(7,342,252)	$(6,349,618)

“Net Debt” is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.